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                                                                    Exhibit 10.8

                              EMPLOYMENT AGREEMENT

           This Agreement is made and entered into as of July 16, 1999, by and between Inland Entertainment Corporation, a Utah corporation (the "Company") and Sanjay Sabnani, an individual (the "Employee").

                                    RECITALS

           A. The Employee, prior to the date hereof, has been the President and a significant member of Typhoon Capital Consultants, LLC, a California Limited Liability Company doing business as venture-catalyst.com ("Typhoon Capital").

           B. Pursuant to the Asset Purchase Agreement by and among the Company, Typhoon Capital and the Employee and dated of even date herewith and the agreements related thereto (collectively, the "Asset Purchase Agreement"), the Company has acquired certain of the assets of Typhoon Capital.

           C. The Company desires to employ the Employee upon the terms and conditions set forth in this Agreement.

           D. The Employee is willing to enter into this Agreement with respect to the Employee's employment and services upon the terms and conditions set forth in this Agreement.

                                    AGREEMENT

        In consideration of the provisions set forth in this Agreement, the parties agree as follows:

        1.     Employment; Duties and Obligations

               1.1 Employment. The Company hereby employs the Employee in the capacity of Vice President, Investor Relations Officer of the Company and President of a newly-formed, non-incorporated division of the Company referred to as the Internet Consulting Division (the "IC Division") each for the term of this Agreement, and the


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Employee hereby accepts such employment upon the terms and conditions hereinafter set forth.


            1.2 Service to the Company. The Employee shall have primary responsibility for, among other things, managing and directing the day-to-day
(a) investor relations activities of the Company and (b) business of the IC Division, in each case subject to applicable law and the policies of the Company's Board of Directors.

            1.3 Devotion of Time to the Business. Except with respect to the activities contemplated in the Asset Purchase Agreement relating to the winding up of the business affairs of Typhoon Capital, the Employee shall devote his entire professional time and best efforts to the business of the Company and its subsidiaries, and shall not during the term of this Agreement engage, directly or indirectly, in any other business activities. This Agreement shall not be interpreted to prohibit the Employee from making passive personal investments or conducting private business affairs if those activities do not, in the sole judgment of the Company, materially interfere with, or may be deemed to be in conflict with, the services required under this Agreement. The Employee shall not, directly or indirectly, acquire, hold, or retain any interest in any business (a) competing with or similar in nature to the business of the Company or any of its subsidiaries or affiliates or (b) for which the Company performs services or otherwise has an interest.

        2. Term. The term of this Agreement shall commence as of July 16, 1999 and shall continue in effect until July 16, 2000 (the "Term"). In the event that the Company shall provide written notice of termination to the Employee prior to the end of the Term, the Employee will be entitled to the severance benefits set forth in Section 4.3 herein. In the event that the Employee shall, prior to the end of the Term, provide written notice of termination to the Company pursuant to Section 4.4, the Employee shall be entitled to the severance benefits set forth in Section 4.4 herein. Upon the payment of such severance benefits under Sections 4.3 or 4.4 herein, the Company and Employee shall be relieved from any liability for the expired term of this Agreement.

        3. Compensation

            3.1 Base Salary. For all services rendered by the Employee under this Agreement, the Company (or its designee) shall pay the Employee an annual base salary related to the fiscal year of the Company (the "Base Salary"), payable in accordance with the regular payroll practices of the Company (but at least once a month), at a rate determined in accordance with this Agreement.

               3.1.1 Initial Base Salary. The initial Base Salary to be paid hereunder is $180,000 per annum or $15,000 per month, in all cases prorated downward for services rendered for a period of less than a calendar month.


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               3.1.2 Adjustments to Base Salary. The Compensation Committee of
the Board (or in the absence of a compensation committee, the Board committee performing equivalent functions or the entire Board of Directors of the Company) may review the Base Salary of the Employee and determine whether to adjust it; provided however that the Base Salary for any fiscal year shall not be less than the initial Base Salary to be paid to the Employee hereunder.

            3.2 Performance Bonus. The Compensation Committee (or in the absence of a compensation committee, the Board committee performing equivalent functions or the entire Board of Directors of the Company) may evaluate the Employee's performance at the end of each fiscal year commencing with the Company's fiscal year ending June 30, 2000, or at such other time(s) as such committee (or the Board, as the case may be) shall deem it to be appropriate, and determine whether the Employee's performance merits payment of a performance bonus to the Employee. The performance bonus is wholly discretionary.

            3.3 Long-Term Incentive Compensation. The Employee shall be eligible to participate in all of the Company's long-term incentive compensation plans, including, but not limited to, any Company stock option, restricted stock or SAR plan (with the exception of those plans only applicable to non-employee directors). As an inducement essential to the Employee entering into this Agreement, the Compensation Committee of the Board has (a) granted on July 16, 1999 a nonstatutory stock option to purchase 262,500 shares of the Company's common stock, $.001 par value per share ("Common Stock"), at an exercise price per share equal to the fair market value on the date of grant and (b) agreed to grant in the future a nonstatutory stock option to purchase 240,000 shares of Common Stock, at an exercise price of $10.00 per share on the date that the fair market value (as defined in the Company's 1995 Stock Option Plan, as amended) of a share of Common Stock is $10.00, provided, however, that to be granted such option the Employee must be an employee of the Company or one of its subsidiaries on such date of grant, in each case pursuant to the terms established by the Compensation Committee.

            3.4 Other Benefits. The Employee shall be eligible to participate in, and be covered by, all such other employee benefits generally provided to an executive officer of the Company. Such benefits include but are not limited to, health (including coverage for family members subject to plan limitations), life and disability insurance, vacation and sick leave.

            3.5 No Prohibition as to Other Compensation. Nothing herein shall be deemed to preclude the Company, or any of the Company's subsidiaries, from awarding additional compensation or benefits to the Employee during the term of this Agreement, upon approval of the Compensation Committee (or in the absence of a compensation


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committee, the Board committee performing equivalent functions or the entire
Board of Directors of the Company), whether in the form of raises, bonuses, additional fringe benefits or otherwise.

            3.6 Expenses. The Company, in accordance with its policy (which may be modified from time to time) shall promptly reimburse the Employee for all expenses incurred by the Employee in relation to the business, including, without limitation, expenses pertaining to travel, lodging, meals, entertainment, seminars and periodicals. The Employee shall provide the Company or the applicable subsidiary of the Company, as the case may be, with reasonable documentation showing the business purpose and cost of each item of expense submitted for reimbursement.

            3.7 Tax Withholding. The Company and, to the extent applicable, any other subsidiary of the Company, shall have the right to deduct and withhold from the compensation payable to the Employee hereunder such amounts as may be necessary to satisfy such corporation's obligations to federal, state and local authorities to withhold taxes from compensation otherwise payable to the Employee.

        4. Termination

            4.1 Termination for Cause. The Company may terminate this Agreement and discharge the Employee for cause at any time following any applicable cure period (if any is specifically designated in this Section 4.1) upon written notice specifying the reasons for such termination. For purposes of this Agreement, "cause" shall mean (a) the failure to follow the reasonable instructions of the Board of Directors of the Company or the Executive Committee of the Board of Directors, and, if a breach should occur, failure to cure such breach within thirty (30) days after written notice thereof from the Company, as the case may be, (b) the material breach of any term of this Agreement or the Asset Purchase Agreement and failure to cure such breach within thirty (30) days after written notice thereof from the Company, as the case may be, or (c) the misappropriation of assets of the Company or any subsidiary of the Company by the Employee resulting in a material loss to such entity. The Employee shall not be entitled to receive any further payments or other benefits under this Agreement after the expiration of 30 days from the date of such notice, other than benefits which have previously vested in the Employee. The exercise of the right of the Company to terminate the employment of the Employee pursuant to this Section 4.1 shall not abrogate the rights and remedies of the terminating party in respect of the breach or misappropriation giving rise to such termination.

            4.2 Termination Upon Death. This Agreement shall automatically terminate upon the death of the Employee, and the Employee shall not be entitled to receive any further payments or benefits under this Agreement, except that the Company


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and/or its subsidiaries, as the case may be, shall pay to the Employee's legal representative the full salary for the month in which he dies and such legal representative shall be entitled to receive those benefits which have previously vested in the Employee.

            4.3 Termination by the Company Without Cause. In the event the Company shall terminate the Employee without cause during the Term, the Employee's term of employment shall terminate on the close of business on the day such notice is given (the "Termination Date"). In the event of such termination, the Company shall (a) pay to the Employee within 180 days of such termination, an aggregate amount of $200,000 in cash as a severance benefit (b) transfer or assign, in each case with the appropriate release of liability agreements, to the Employee such furniture and office equipment listed on Exhibit A to the Asset Purchase Agreement without any further consideration from the Employee (c) to the extent that the Company is the lessee or Sublessee under the 3420 Lease (hereinafter defined), upon execution by Spieker Properties, L.P., a California Limited Partnership (or its successor-in-interest) and the Employee of an Assignment and Assumption of Lease and Release of Liability Agreement in form and substance acceptable to the Company, assign to the Employee that certain Lease dated March 22, 1999 of certain premises described in said Lease and otherwise known as 3420 Ocean Park Boulevard, Suite 3020, Santa Monica, California 90405 (the "3420 Lease"), (d) for a maximum period of six (6) months commencing with the first complete month after the Employee's termination date pay to the Employee as an additional severance benefit, 10% of the monthly net revenues received by the Company and solely attributable to services rendered during such six months on internet consulting accounts originated by the IC Division and which the Employee and the Company agreed in writing at the time of origination that should be included in accounts upon which this portion of the severance benefit be based (the "Designated IC Accounts"), such amounts to be payable to the Employee within 15 days after the end of the month in which the Company received the payment, and (e) consistent with applicable securities laws and with the approval of the applicable issuer whose consent shall not be unreasonably withheld, transfer to the Employee without further consideration to the Employee, 10% of any equity securities (including transferable vested options or warrants), paid to the Company or the IC Division with respect to any Designated IC Accounts.

            4.4 Termination By the Employee. Notwithstanding anything to the contrary herein, this Agreement may be terminated by the Employee upon 60 days prior written notice. In the event that the Employee elects to terminate on or before the expiration of the Term (which would require written notice no later than May 17, 2000), the Company shall (a) transfer to the Employee such furniture and office equipment listed on Exhibit A to the Asset Purchase Agreement without any further consideration from the Employee (b) to the extent that the Company is the lessee or sublessee under the 3420 Lease, upon execution by Spieker Properties, L.P., a California Limited Partnership (or its successor-in-interest) and the Employee of an Assignment and Assumption of Lease


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and Release of Liability Agreement in form and substance acceptable to the
Company, assign to the Employee the 3420 Lease, (c) for a maximum period of six
(6) months commencing with the first complete month after the Employee's termination date pay to the Employee as a severance benefit, 10% of the monthly net revenues received by the Company and solely attributable to services rendered during such six months on the Designated IC Accounts, such amounts to be payable to the Employee within 15 days after the end of the month in which the Company received the payment, and (d) consistent with applicable securities laws and with the approval of the applicable issuer whose consent shall not be unreasonably withheld, transfer to the Employee without further consideration to the Employee, 10% of any equity securities (including transferable vested options or warrants), paid to the Company or the IC Division with respect to any Designated IC Accounts.

        5. Resignation as Director and Officer. In the event of any termination or resignation pursuant to Sections 4.1, 4.3 or 4.4, the Employee shall be deemed to have resigned voluntarily as an officer and director of the Company (and of any subsidiaries of the Company) if he was serving in any of such capacities at the time of termination.

        6. Inventions and Improvements.

            (a) The Employee hereby assigns to the Company (or, at the discretion of the Company, any of its subsidiaries that it designates) an exclusive right to all inventions, discoveries, domain names, ideas and improvements made by him, whether alone or jointly with others, relevant to the subject matter of his employment, prior to the date of his employment hereunder.

            (b) In carrying out research, developmental and productive activities for the Company and its subsidiaries, the Employee shall accurately record the precise nature thereof and the data derived therefrom, and all such data and records shall be and remain the sole and exclusive property of the Company and its subsidiaries.

            (c) The Employee hereby recognizes as the exclusive property of the Company (and, as appropriate, its subsidiaries) and hereby assigns to the Company (and, as appropriate, its subsidiaries) without further consideration:

               (i) all inventions, discoveries, domain names, ideas, copyright rights, maskworks, improvements and any other intellectual property made, conceived or discovered, by the Employee during the term of this Agreement, whether by himself or jointly with others (whether or not employees of the Company or its subsidiaries) and whether or not made at the Company's premises or during working hours, relating or pertaining in any way to the kind of business or any tests, research or development carried on by the Company, or any subsidiary or affiliate of the Company; and


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               (ii) all of his right, title and interest in and to each
application for Letters Patent of the United States or of any foreign country that he either alone or jointly with others (whether or not employees of the Company or its subsidiaries), may hereafter file with respect to any such invention, discovery, domain names, idea or improvement and each patent that may be issued thereon.

            (d) The Employee agrees to execute any assignments to the Company or its nominee of his rights, title and interest in any such inventions, discoveries, ideas, domain names, copyright rights, maskworks, improvements, and any other intellectual property, and any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights, at the cost of the Company with respect thereto in the United States and all foreign countries as and when requested by the Company. The Employee further agrees, whether in the employ of the Company (or its subsidiaries) or not, to cooperate to the extent and in the manner requested by the Company in the prosecution or defense of any patent claims or any litigation or other proceedings involving any inventions, discoveries or improvements covered by this Agreement, but all expenses thereof shall be paid by the Company or one of its subsidiaries. Any invention, discovery, domain names, idea or improvement within the scope of this Section 6 shall be disclosed promptly in writing to the Board of Directors of the Company.

            (e) In the event the Company is unable to secure the Employee's signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection relating to an invention, discovery, idea, domain name, or improvement, whether because of his physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by him.

        7. No Conflict With Other Employment Agreements. The Employee represents and warrants that there are no other agreements or duties on the Employee's part now in existence to assign inventions, discoveries, domain names, ideas, or improvements to any party other than the Company or one of its subsidiaries. The Employee will not disclose to the Company or one of its subsidiaries or induce the Company or one of its subsidiaries to use any confidential information or material that he is now or shall become aware of that belongs to a former employer (other than Typhoon Capital) or any party other than the Company or one of its subsidiaries.


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        8. Confidential Information; Covenant Not to Hire Employees. The
Employee acknowledges that in the course of his employment hereunder he will have access and be made privy to the marketing, business and financial plans and trade secrets of the Company and the Company's subsidiaries and affiliates (for purposes of Sections 8 and Section 10 herein, collectively and, as the case may be, each such subsidiary or affiliate individually, referred to as the "Company") and will have access to information of the Company important to its operations. The Employee recognizes that it is vital to the Company's business that such plans and secrets not be disclosed to or used by others, and that the Company's relations with its employees not be disrupted. The Employee hereto covenants and agrees to execute, contemporaneously herewith, a Confidentiality and Non-Disclosure Agreement substantially in the form attached hereto as Exhibit A. The Employee shall not at any time during the term of this Agreement and for a period of one year after such termination (a) employ any individual who was employed by the Company or any of its affiliates, during the one (1) year period commencing one (1) year prior to the date Employee's employment terminates, or (b) in any way, cause, influence, or participate in the employment of any such individual by anyone else during said period; provided, however, that this covenant not to hire set forth in this sentence shall not apply to the following employees: Evan Anderson, David Bronte, Jon Lake and Donna Villegas.

        9. Securities Trading Policy. The Employee hereto covenants and agrees to execute, contemporaneously herewith, a copy of the Policy on Trading in Company Securities by Company Personnel attached hereto as Exhibit B.

        10. Injunctive Relief. If there is a breach or threatened breach of the provisions of Sections 8 or 9 of this Agreement, the Company shall be entitled to an injunction restraining the Employee from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach of threatened breach.

        11. Authority. The Company represents and warrants to the Employee that the performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all requisite action and that the individual executing this Agreement on behalf of the Company has the power and authority to execute this Agreement.

        12. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given by hand delivery, facsimile, telecopy, overnight courier service, or by United States certified or registered mail, return receipt requested. Each such notice, request, demand or other communication shall be effective (a) if delivered by hand or by overnight courier service, when delivered at the address specified in this Section; (b) if given by facsimile or telecopy, when such facsimile or


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telecopy is transmitted to the facsimile or telecopy number specified in this
Section and confirmation is received; and (c) if given by certified or registered mail, five days after the mailing thereof.

               Address for notices (unless and until written notice is given of any other address):

               If to the Company:

               Inland Entertainment Corporation.
               16868 Via Del Campo Court, #200
               San Diego, California 92127
               Attention: Christopher Wm. Voisin,
                          General Counsel and Secretary
               Fax:  (619) 716-2101

               If to the Employee:

               Mr. Sanjay Sabnani
               3420 Ocean Park Boulevard, Suite 3020
               Santa Monica, California 90405
               Fax: (310) 399-3431

        13. Further Documents and Acts. Each of the parties hereto agrees to cooperate in good faith with the other and to execute and deliver such further instruments and perform such other acts as may be reasonably necessary or appropriate to consummate and carry into effect the transactions contemplated under this Agreement.

        14. Financial Reporting. Any computation pertaining to the Company's financial affairs to be made hereunder or referenced herein shall be based on generally accepted accounting principles, applied on a consistent basis.

        15. Attorneys' Fees. In any action, litigation or proceeding between the parties arising out of or in relation to this Agreement, the prevailing party in such action shall be awarded, in addition to any damages, injunctions or other relief, and without regard to whether or not such matter be prosecuted to final judgment, such party's costs and expenses, including reasonable attorneys' fees.

        16. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law principles thereof.


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        17. Venue. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of California, County of San Diego, and/or the United States District Court for the Southern District of California for any actions, suits, controversies or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth above shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, controversies or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the State of California, County of San Diego and/or the United States District Court for the Southern District of California, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient or improper forum.

        18. Amendments/Waiver. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by all the parties or their respective successors and assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future.

        19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        20. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.

        21. Entire Agreement. This Agreement contains the entire and complete understanding between the parties concerning its subject matter and all representations, agreements, arrangements and understandings between or among the parties, whether oral or written have been fully merged herein and are superseded hereby.


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        22. Remedies. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement shall be cumulative and no one of them shall be exclusive of any other.

        23. Successors. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, legal representatives, personal representatives, successors and assigns.

        24. Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the Sections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provision herein.

        25. Miscellaneous. Each provision of this Agreement to be performed by a party hereto shall be deemed both a covenant and condition, and shall be a material consideration for the other party's performance hereunder, and any breach thereof by the party shall be deemed a material default hereunder. The recitals and all other documents referenced in this Agreement are fully incorporated into this Agreement by reference. Unless expressly set forth otherwise, all references herein to a "day" shall be deemed to be a reference to a calendar day. Unless expressly stated otherwise, cross-references herein shall refer to provisions within this Agreement, and shall not be deemed to be references to the overall transaction or to any other document. Time is of the essence in the performance of this Agreement.

        EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND UNDERSTANDS ITS CONTENTS. EMPLOYEE ALSO ACKNOWLEDGES THAT THE COMPANY HAS INFORMED HIM THAT THIS AGREEMENT DOES NOT REQUIRE EMPLOYEE TO ASSIGN TO THE COMPANY ANY INVENTION WHICH QUALIFIES FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE CALIFORNIA LABOR CODE, A COPY OF WHICH IS ATTACHED AS EXHIBIT C TO THIS AGREEMENT. BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT.


                            (Signature page follows)


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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:                  INLAND ENTERTAINMENT CORPORATION,
                          a Utah corporation

                          By:       /s/ L. DONALD SPEER, II
                                -----------------------------------------
                                L. Donald Speer, II
                                Chairman of the Board, Chief
                                Executive Officer and President

EMPLOYEE:                          /s/ SANJAY SABNANI
                                -----------------------------------------
                                Sanjay Sabnani


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                                    EXHIBIT A

                  CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

                  EMPLOYEE AGREEMENT REGARDING CONFIDENTIALITY
                               AND NON-DISCLOSURE

        In return for new or continued employment by INLAND ENTERTAINMENT CORPORATION (the "Company"), I acknowledge and agree that:

        1. DEFINITION. For purposes of this Agreement, unless otherwise noted, all references to the "Company" shall include the Company and/or all of its direct and indirect subsidiaries.

        2. OBLIGATIONS OF CONFIDENTIALITY. I will maintain in confidence and will not, either during or at any time after the term of my employment without the prior express written consent of the Company, communicate or disclose to, or use for the benefit of myself or any other person, firm, association or corporation (including, without limitation, any subsequent employer) any proprietary or confidential information, trade secret or know-how belonging to the Company ("Proprietary Information"), whether or not it is in written or permanent form, except to the extent required to perform duties on behalf of the Company in my capacity as an employee. Such Proprietary Information includes, but is not limited to, techniques, processes, plans or methods of the Company in developing, marketing and licensing products and services, and technical and business information relating to the Company's inventions or products, research and development, production processes, manufacturing and engineering processes, machines and equipment, finances, existing and potential customers and suppliers, marketing and future business plans. However, such Proprietary Information shall not include any materials, techniques, or information of the type specified to the extent that such materials, techniques or information are publicly known or generally utilized by others engaged in the same business or activities as that in the course of which the Company utilized, developed or otherwise acquired such materials, techniques, or information. Upon termination of my employment or at the request of my supervisor before termination, I will deliver to the Company all written and tangible material in my possession belonging to the Company incorporating the Proprietary Information or otherwise relating to the Company's Business. These obligations with respect to Proprietary Information extend to information belonging to customers and suppliers of the Company who may have disclosed such information to me as the result of my status as an employee of the Company. The covenants made in this
Section 2 shall commence on the date hereof and shall be perpetual with respect to any Proprietary Information. Notwithstanding anything to the contrary herein, in response to a valid court order or other governmental body (including any administrative body or legislative body, including a committee thereof, with jurisdiction to order the Company to divulge, disclose or make accessible such information), the Employee may divulge Proprietary Information; provided however, that the Employee shall immediately notify the Company of his receipt of any subpoena or other notice to testify (orally or in writing) or appear and/or produce documents to enable the Company to take action to prevent such Proprietary Information from being made public or otherwise disclosed.

        3. POSSESSION OF INFORMATION IN TANGIBLE FORM. All Proprietary Information consisting of records, reports, notes, compilations, computer software programs or disks or other recorded matter, and copies or reproductions thereof, relating to the Company's operations, activities or business, made or received by me during any period of employment with the Company are and shall be the Company's exclusive property, and I will keep the same at all times in the Company's custody and subject to its control, and will surrender the same at the termination of my employment if not before.

        4. COMPANY'S REMEDIES FOR BREACH. I acknowledge that a breach by me of this Agreement cannot reasonably or adequately be compensated in damages in an action at law, and that a breach of any of the provisions contained in this Agreement will cause the Company irreparable injury and damage. By reason thereof, I agree that the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.

        5. SEVERABILITY. In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws.

        6. BINDING EFFECT. This Agreement shall be binding upon my heirs, executors, administrators or other legal representatives or assigns and shall inure to the benefit of and be enforceable by the Company and its successors and assigns.

        7. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law principles thereof.

        8. VENUE. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of California, County of San Diego, and/or the United States District Court for the Southern District of California for any actions, suits, controversies or proceedings arising out of or relating to this

Agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth above shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, controversies or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of California, County of San Diego and/or the United States District Court for the Southern District of California, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient or improper forum.


                            (signature page follows)

        IN WITNESS WHEREOF, I have hereunto set my hand as of this 16th day of July, 1999.

                                    -------------------------------------
                                            Sanjay Sabnani

                                    Address:
                                    3420 Ocean Park Boulevard, Suite 3020
                                    Santa Monica, California 90405
                                    Fax: (310) 399-3431

Accepted and agreed:

INLAND ENTERTAINMENT CORPORATION,
a Utah corporation


-------------------------------------
L. Donald Speer, II
Chairman of the Board, Chief Executive
Officer and President

                                    EXHIBIT B

                 COMPANY POLICY ON TRADING IN COMPANY SECURITIES
                              BY COMPANY PERSONNEL

                               SECURITIES TRADING

                                 COMPANY POLICY

                                       ON

                          TRADING IN COMPANY SECURITIES

                                       BY

                                COMPANY PERSONNEL

                                  INTRODUCTION

PROHIBITION ON INSIDER TRADING; STATEMENT OF COMPANY POLICY - SECURITIES TRADES BY COMPANY PERSONNEL

        As you may be aware, due to the fact that Inland is a small, publicly traded corporation and most of us are privy to very sensitive information regarding the growth of the corporation and the development of various programs and projects, it is imperative that each of us understand, appreciate and comply with the limitations which are imposed upon us by law concerning the exercise of stock options and the purchase and/or sale of Inland securities (stock).

        As a general rule, employees with "material" information concerning the corporation and its operations are prohibited from trading the corporations stock until such time as the information becomes public. As set forth in the attached policy statement, "material information" is any information that a reasonable investor would consider important in a decision to buy, hold, or sell stock. In short, any information which could reasonably affect the price of the stock." This prohibition applies also to family, friends and to other third parties to whom we might impart the information.

        As the penalties are quite severe, I have attached a copy of the company policy together with a compliance form that each employee must read and sign on an annual basis. A signed copy of your compliance form will be maintained in your employee file. If you have questions in regards to the policy, form or compliance with the regulations prohibiting insider trading, please contact Kevin McIntosh, or if not available either Andy Laub or me.

                                                     /s/ CHRISTOPER WM. VOISIN
                                                   ----------------------------
                                                   Christopher Wm. Voisin
                                                   General Counsel

                        INLAND ENTERTAINMENT CORPORATION
                           STATEMENT OF COMPANY POLICY
                   RE: SECURITIES TRADES BY COMPANY PERSONNEL

THE NEED FOR A POLICY STATEMENT

        The Securities and Exchange Commission (the "SEC") and the U.S. Attorneys have been vigorously pursuing violations of insider trading laws. To date their efforts have concentrated on individuals directly involved in trading abuses. In 1988, however, to further deter insider trading violations, Congress expanded the authority of the SEC and the Justice Department, adopting the Insider Trading and Securities Fraud Enforcement Act. In addition to increasing the penalties for insider trading, the Act puts the onus on companies and possible other "controlling persons" for violations by company personnel.

        Although the Act was aimed primarily at the securities industry, lawyers have recently begun to focus on the application of the new laws to companies in other industries. The conclusion that many are now coming to is that if companies like ours do not take active steps to adopt preventive policies and procedures covering the securities trades by company personnel, the consequences could be severe.

        In addition to responding to the Act, we are adopting this Policy Statement to avoid even the appearance of improper conduct on the part of anyone employed by or associated with Inland Entertainment Corporation ("Inland" or the "Company"), not just so-called insiders.

        We have all worked hard over the years to establish our reputation for integrity and ethical conduct. We cannot afford to have it damaged.

THE CONSEQUENCES

        The consequences of insider trading violations can be staggering. For individuals who trade on inside information (or tip information to others):

        - A civil penalty of up to three times the profit gained or loss avoided;

        - A criminal fine (no matter how small the profit) of up to $1 million; and

-       A jail term of up to ten years.

        For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

- A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee's violation; and

-       A criminal penalty of up to $2.5 million.

        Moreover, if an employee violates the Company's insider trading policy, Company imposed sanctions, including dismissal for cause, could result for failing to comply with the Company's policy or procedures. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.

OUR POLICY

        To help avoid the above-referenced consequences to the Company and its personnel, we have designed the following practices which all directors, officers and employees of the Company are required to follow:

        1. Material nonpublic information about the Company shall not be revealed to any other person (even a family member), except when necessary in the course of the business of Inland.

        2. Securities of the Company shall not be purchased or sold when the purchaser or seller knows of material nonpublic information.

        Assuming that the purchaser or seller knows of no material nonpublic information, (a) all directors, all executive officers and the controller of the Company must contact and obtain clearance from the Chief Financial Officer with notice to the company's General Counsel and SEC Coordinator, prior to engaging in a purchase or sale of securities of the Company (see additional provision for corporate directors & officers); (b) all other employees of the Company must obtain clearance from the SEC Coordinator if any transaction in the Company's securities involves (i) options (other than granted by the Company); (ii) the purchase of securities on margin; (iii) short sales; or (iv) buying or selling puts or calls.

        Material nonpublic information about another public company (e.g., companies doing business with the Company) obtained in the course of employment at the Company shall not be revealed to any other person (even a family member) and securities of such public company shall not be purchased or sold when the purchaser or seller knows of material nonpublic information. You must contact the SEC Coordinator and General Counsel prior to any trade if you question whether you are in possession of such nonpublic information.

        The very same restrictions apply to your family members and others living in your household. Directors, officers and employees are expected to be responsible for the compliance of their family and personal household.

        3. Annually, each director, officer and employee of the Company must submit written confirmation that such person understands and agrees to follow the policies and procedures set forth above.

        Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. As noted above, even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

MATERIAL INFORMATION

        Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell stock. In short, any information that could reasonably affect the price of the stock.

TWENTY-TWENTY HINDSIGHT

        Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

TIPPING INFORMATION TO OTHERS

        Whether the information is proprietary information about the Company or information that could have an impact on the Company's stock price, directors, officers, and employees must not pass material information on to others. The above penalties apply, whether or not you derive any benefit from another's actions. In fact, in recent years the SEC imposed a $470,000 penalty on a tipper even though he did not profit from his tippees' trading.

WHEN INFORMATION IS PUBLIC

        As you can appreciate, it is also improper for a director, officer or employee to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. Because the Company's shareholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule you should not engage in any transactions until the third business day after the information has been released. Thus, if an announcement is made on a Monday, Thursday generally would be the first day on which you should trade. If an announcement is made on Friday, Wednesday generally would be the first day.

COMPANY ASSISTANCE

        Any person who has any questions about this Policy Statement may obtain additional guidance from the SEC Coordinator or General Counsel. Remember, however, the ultimate responsibility for adhering to the Policy Statement and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

TRADING WINDOW FOR CORPORATE OFFICERS AND DIRECTORS

        Because officers and directors have access to more information than other employees, they have an "insiders" advantage in regards to making decisions related to trading in shares of the company. Accordingly, officers and directors should refrain from trading in Inland securities (this includes the exercise of options), during certain times of the year. The trading "windows" for officers and directors, (allowable times to trade in shares of the company), are typically short in duration. The trading "window" is closed from the time key employees in a corporation (directors and officers) have sufficient information to make an estimate as to quarterly profitability and operational success for a given fiscal quarter, until the 3rd day after the release of such results. (Also see sections above for additional time periods trading windows may be closed i.e. Material Information, etc.)

        For Inland, knowledge of quarterly profitability, (start of trading "blackout" period), is determined to be the 20th day of the 3rd month of the quarter (i.e. March 20th, June 20th, September 20th, and December 20th). Release of quarterly results, (end of "blackout" period the 3rd day after such release), is no later than the filing of the quarterly 10-QSB normally released 40 to 45 days after the end of a given quarter, or the annual earnings report 10-KSB due 90 days subsequent to fiscal year end (June 30). An earnings press release is often done one to two weeks before the filings of the 10-QSB or 10-KSB. If this is the case, the trading window will open three business days subsequent to this earlier earnings release.

        Example 1: A director would like to exercise options in the quarter ending December 31st. Once the prior quarter earning report (10-QSB) has been released (which would be approximately November 14th) the director has to wait until three (3) business days after the earnings release before trading. As such the first available date would be November 17th (presuming the 17th is not a Saturday or Sunday). At the same time, the 20th day of the third month of the quarter ending on December 31st is December 20th. Consequently, the officer or director has a trading "window" of November 18th through December 20th.

        Example 2: A director would like to exercise options in the 1st Quarter ending September 30th, however the prior quarter annual earnings report (10-KSB) will not be released until approximately September 28th (i.e. 90 days after June
30th). September 20th started the blackout period for 2nd Quarter results. Therefore, the blackout period for 4th quarter commencing June 20th overlaps with the blackout period for 1st Quarter and therefore the trading window is not open again until 3 days after 2nd Quarter results are released, which would be approximately November 17th as noted in Example 1 above.

        In all cases, officers and directors are required to contact the SEC coordinator prior to executing a trade or exercising an option.

                        STATEMENT OF COMPLIANCE REGARDING
                                 COMPANY POLICY
                          CONCERNING SECURITIES TRADES
                                       BY
                                COMPANY PERSONNEL

        I, ____________________________________ hereby acknowledge and confirm that I have read the attached STATEMENT OF COMPANY POLICY concerning securities trades by company personnel, that I understand the legal requirements and limitations concerning trading in company securities and agree to be bound at all times by the company policy.

        I further acknowledge and agree that I will at all times comply with the company's policy concerning trading in company securities and will contact the company's SEC Coordinator or their designee concerning any questions I might have and prior to either selling or purchasing company securities.

                                             ------------------------------
                                             Employee Signature           Date


                                             ------------------------------
                                             Print Name

                                    EXHIBIT C

                    SECTION 2870 OF THE CALIFORNIA LABOR CODE

                    SECTION 2870 OF THE CALIFORNIA LABOR CODE

SECTION 2870. EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

        (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

               (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

               (2) Result from any work performed by the employee for the employer.

        (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.